EX-99.23.j.i

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our report dated September 12, 2002 for the Monteagle Opportunity Growth Fund, Monteagle Value Fund, Monteagle Large Cap Fund and Monteagle Fixed Income Fund (the "Funds") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 41 to AmeriPrime Advisors Trust's Registration Statement on Form N-1A (File No. 333-85083), including the references to our firm under the heading "Financial Highlights" in the Prospectus and under the heading "Accountants" in the Statement of Additional Information of the Monteagle Growth Fund (formerly, the Monteagle Large Cap Fund).



____________/s/___________________
McCurdy & Associates CPA's, Inc.

Westlake, Ohio
July 29, 2003